UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2007

CAPITAL CORP OF THE WEST
(Exact Name of Registrant as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

550 West Main Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)

(209) 725-2200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merced, California, July 20, 2007 - Capital Corp of the West (NASDAQ: NMS:CCOW), the holding company for County Bank, Central California’s Community Bank, announced today the signing of a definitive agreement for the acquisition of Bay View Funding (“BVF”), a factoring business, headquartered in San Mateo, California with five business development offices located throughout the United States. BVF focuses on financing and managing receivables for small and mid-sized businesses. In this cash acquisition, CCOW expects to acquire receivables of approximately $26-28 million. BVF will operate ultimately as a division of County Bank.

This transaction will be accounted for as a business combination. The purchase price of approximately $14 million represents a 3.25 multiple of BVF’s EBITDA with $11.7 million (85%) payable at closing and an additional 5% payable one year after the closing and the remaining 10% due two years after the closing (assuming certain indemnified events have not occurred). In addition, BVF can earn up to an additional .75 multiple of EBITDA (roughly $3 million) over the next two years if a 15% growth in revenue and EBITDA is achieved. The customer relationship intangible is estimated to approximate $2.0 million in accordance with business combination accounting requirements and Goodwill is estimated at approximately $5.5 million.

BVF’s business development offices located in the following locations: Charlotte, North Carolina; Leawood (Kansas City), Kansas; Saint Paul (Minneapolis), Minnesota; Tigard (Portland), Oregon; and Woodland Hills, California. The sale is subject to the approval of banking regulators and is expected to close as early as August. For more information related to the transaction, see Exhibit 99.1 included herein.

ITEM 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.
Not Applicable

(b) Pro Forma Financial Information.
Not Applicable

(c) Exhibits
99.1  Copy of press release, dated July 20, 2007, issued by Capital Corp of the West.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West
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(Registrant)

Dated: July 20, 2007	By: /s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer